Exhibit 99.1

NEWS RELEASE
FOR IMMEDIATE DISTRIBUTION

DELPHAX TECHNOLOGIES INC. REPORTS RESULTS

FOR FISCAL THIRD QUARTER AND NINE MONTHS

MINNEAPOLIS, Aug. 10, 2006—Delphax Technologies Inc. (NASDAQ:DLPX), today reported net sales of $11.4 million for its third fiscal quarter ended June 30, 2006, down from $13.2 million for the third quarter of fiscal 2005. Coupled with an unusual combination of operating costs, the revenue shortfall resulted in a third-quarter loss of $3.4 million, or $0.53 per share, compared with net income of $288,000, or $0.05 per diluted share, in the same period of fiscal 2005.

For the first nine months of fiscal 2006, net sales were $36.9 million, compared with $39.0 million in the same period of the previous year. The net loss was $3.9 million, or $0.61 per share, versus net income of $31,000, or $0.00 per diluted share, in the first nine months of 2005.

“In our recent history, Delphax has sold on average one or two CR Series digital presses per quarter,” said Dieter Schilling, president and chief executive officer. “At our price point, the sale of one or two units makes a significant revenue and margin contribution. But an average of one or two units can mean a quarter where no sale is booked and that’s exactly what happened during the third quarter.

“Slower-than-expected equipment sales also delayed projected growth in service-related revenues and made it necessary to cut back our operations and lay off some of our manufacturing employees. The growing volume of supplies and consumables used by the CR Series presses in service has not yet attained a revenue level to offset the attrition of older legacy supplies and consumables. We continue to forecast a leveling of our service-related revenues and, eventually, an increase in these revenues as additional CR Series presses go on line.”

As a result of the lower sales volumes and higher manufacturing costs, along with a write-down of inventory to estimated market value, the company’s gross margin for the quarter fell to $4.9 million, or 44 percent of total sales, in the third quarter of fiscal 2006 versus $7.4 million, or 56 percent of total sales, for the same quarter in fiscal 2005. Year-to-date for fiscal 2006, gross margin was $18.7 million, or 51 percent of total sales, as compared with $21.3 million, or 55 percent of total sales, for the first nine months of fiscal 2005.

Operating expenses increased from $6.7 million for the quarter ended June 30, 2005 to $8.1 million for the quarter ended June 30, 2006. The increase was due to severance costs relating to the departure of the company’s former chief executive officer, the costs associated with two major trade shows during the quarter and an increase in the company’s reserve for bad debts.

“The fact that all of these events occurred in the same quarter was an anomaly,” Schilling said. “We do not expect another quarter with significantly lower sales and dramatically increased costs anytime in the foreseeable future. However, until we are able to sustain a solid stream of revenue growth from our equipment, consumables and supplies business, management is taking additional measures to aggressively manage costs and cash flow.

“As we put this quarter behind us and move forward, I am encouraged by what we have accomplished in the first few weeks since I became CEO. We have recently filled the critically important position of vice president, sales and marketing with the appointment of George Carranza. His professional background includes more than 20 years of sales, marketing and general management experience in the printing-equipment industry. We have already begun to intensify the focus of our sales and technical resources into those segments of the market where our technology gives us intrinsic competitive advantages or can be adapted to customer needs to create a competitive advantage.

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C R E A T I N G N E W P O S S I B I L I T I E S T H R O U G H D I G I T A L I M A G I N G T E C H N O L O G Y

6100 West 110th Street • Bloomington, MN 55438 • Phone: 952.939.9000 • Fax: 952.939.1151 • Website: www.delphax.com

NEWS RELEASE
FOR IMMEDIATE DISTRIBUTION

“The relationship between Muller Martini and Delphax continues to move forward. We have very recently reconfirmed the partnership and have agreed that both parties will involve more personnel at different levels in their respective organizations to generate opportunities for growth.”

During the third quarter of fiscal 2006, Muller Martini completed the trial it was conducting with a North American prospect. The trial was ended when the prospect and Muller Martini mutually agreed that the production line for this particular application was not achieving the required throughput levels in the prescribed timeframe. Although this trial ended without a sale, both companies continue to believe in the potential of automated book manufacturing and will be applying more resources to increase the chances for success.

“We continue to advance the capability of our electron beam imaging technology and increase our market exposure,” said Schilling. “We completed the third quarter on track to introduce a major advance in the speed and productivity of the CR Series presses scheduled for next year. And our participation in two international trade shows was a great opportunity to showcase our CR Series presses to prospective customers within the market segments we are targeting.”

Delphax Technologies will discuss its third quarter results in a conference call for investors and analysts today, Thursday, August 10, 2006 at 10:30 a.m. Central Time. To participate in the conference call, please call 1-303-262-2125 shortly before 10:30 a.m. Central Time and ask for the DELPHAX conference call. To listen to a taped replay of the conference call, call 1-303-590-3000 and enter the pass code 11067302#. The replay will be available beginning at 12:30 p.m. today and will remain active through August 17, 2006.

About Delphax Technologies Inc.

Delphax Technologies Inc. is a global leader in the design, manufacture and delivery of advanced digital print production systems based on its patented electron-beam imaging (EBI) technology. Delphax digital presses deliver industry-leading throughput for both roll-fed and cut-sheet printing environments. These flagship products are extremely versatile and handle a wide range of substrates from ultra lightweight paper to heavy stock. Delphax provides digital printing solutions to publishers, direct mailers and other printers that require systems capable of supporting a wide range of commercial printing applications. The company also licenses and manufactures EBI technology for OEM partners that create differentiated product solutions for additional markets. There are currently installations using Delphax EBI technology in more than 60 countries worldwide. Headquartered in Minneapolis, with subsidiary offices in Canada, the United Kingdom and France, the company’s common stock is publicly traded on the Nasdaq Stock Market LLC under the symbol: DLPX. Additional information is available on the company’s website at www.delphax.com.

Statements made in this news release concerning the company’s or management’s expectation about future results or events are “forward-looking statements.” Such statements are necessarily subject to risks and uncertainties that could cause actual results to vary materially from stated expectations. Additional information concerning the factors that could cause actual results to differ materially from the company’s current expectations is contained in the company’s periodic filings with the Securities and Exchange Commission.

# # #

Contacts:
Gregory S. Furness	Tom Langenfeld
Chief Financial Officer	(for Delphax Technologies)
Delphax Technologies Inc	952-920-4624
952-939-9000 gfurness@delphax.com

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C R E A T I N G N E W P O S S I B I L I T I E S T H R O U G H D I G I T A L I M A G I N G T E C H N O L O G Y

6100 West 110th Street • Bloomington, MN 55438 • Phone: 952.939.9000 • Fax: 952.939.1151 • Website: www.delphax.com

NEWS RELEASE
FOR IMMEDIATE DISTRIBUTION

DELPHAX TECHNOLOGIES INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2006	2005	2006	2005
Sales:
Maintenance, spares and supplies	$10,949	$12,210	$32,252	$35,058
Printing equipment	411	942	4,691	3,911

NET SALES	11,360	13,152	36,943	38,969
Cost of sales	6,411	5,746	18,242	17,702

GROSS PROFIT	4,949	7,406	18,701	21,267

Operating expenses:
Selling, general and administrative	6,760	5,537	17,876	16,980
Research and development	1,305	1,195	3,661	3,277

	8,065	6,732	21,537	20,257

(LOSS) INCOME FROM OPERATIONS	(3,116)	674	(2,836)	1,010
Net interest expense	265	241	761	769
Foreign currency exchange loss	56	133	284	174

(LOSS) INCOME BEFORE INCOME TAXES	(3,437)	300	(3,881)	67
Income tax (benefit) expense	(26)	12	—	36

NET (LOSS) INCOME	$(3,411)	$288	$(3,881)	$31

Basic (loss) earnings per common share	$(0.53)	$0.05	$(0.61)	$0.00
(Loss) earnings per common share—assuming dilution	(0.53)	0.05	(0.61)	0.00

Weighted average number of shares outstanding during the period:
Basic	6,393	6,323	6,374	6,305
Diluted	6,393	6,349	6,374	6,361

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C R E A T I N G N E W P O S S I B I L I T I E S T H R O U G H D I G I T A L I M A G I N G T E C H N O L O G Y

6100 West 110th Street • Bloomington, MN 55438 • Phone: 952.939.9000 • Fax: 952.939.1151 • Website: www.delphax.com

NEWS RELEASE
FOR IMMEDIATE DISTRIBUTION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

(Unaudited)

	June 30, 2006	September 30, 2005
ASSETS
Cash and cash equivalents	$779	$736
Accounts receivable—net	6,305	6,615
Inventories	18,895	19,470
Other current assets	1,774	2,000

Total current assets	27,753	28,821
Fixed assets—net	1,647	1,454
Other non-current assets	130	125

Total Assets	$29,530	$30,400

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable and accrued expenses	$7,718	$7,072
Current portion of debt	5,753	193

Total current liabilities	13,471	7,265
Long-term portion of debt	2,408	5,989
Other long-term liabilities	2	74

Total liabilities	15,881	13,328
Shareholders’ equity	13,649	17,072

Total Liabilities and Shareholders’ Equity	$29,530	$30,400

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C R E A T I N G N E W P O S S I B I L I T I E S T H R O U G H D I G I T A L I M A G I N G T E C H N O L O G Y

6100 West 110th Street • Bloomington, MN 55438 • Phone: 952.939.9000 • Fax: 952.939.1151 • Website: www.delphax.com

NEWS RELEASE
FOR IMMEDIATE DISTRIBUTION

DELPHAX TECHNOLOGIES INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

(Unaudited)

	Nine Months Ended June 30,
	2006	2005
OPERATING ACTIVITIES
Net (loss) income	$(3,881)	$31
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation and amortization	702	838
Loss on disposal of equipment and fixtures	15	—
Non-cash interest on 7% convertible subordinated notes	402	423
Stock-based compensation	125	—
Other	(12)	57
Changes in operating assets and liabilities:
Accounts receivable—net	310	45
Inventory	575	2,347
Other current assets	234	493
Equipment inventory capitalized for internal use	(602)	—
Accounts payable, accrued expenses, deposits and other	589	(2,762)
Deferred revenue	66	(19)

NET CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES	(1,477)	1,453

INVESTING ACTIVITIES
Purchase of equipment and fixtures	(310)	(162)
Proceeds from sale of equipment and fixtures	3	—

NET CASH USED IN INVESTING ACTIVITIES	(307)	(162)

FINANCING ACTIVITIES
Issuance of common stock on exercise of stock options	—	7
Additional borrowing (repayment) on bank credit facilities, net	1,714	(1,684)
Principal payments on capital lease obligations	(82)	(73)

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	1,632	(1,750)
EFFECT OF EXCHANGE RATE CHANGES ON CASH	195	16

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	43	(443)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	736	1,314

CASH AND CASH EQUIVALENTS, END OF PERIOD	$779	$871

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C R E A T I N G N E W P O S S I B I L I T I E S T H R O U G H D I G I T A L I M A G I N G T E C H N O L O G Y

6100 West 110th Street • Bloomington, MN 55438 • Phone: 952.939.9000 • Fax: 952.939.1151 • Website: www.delphax.com